UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
January 20, 2021
DiamondRock Hospitality Company
(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Bethesda Metro Center, Suite 1400
Bethesda, MD 20814
(Address of Principal Executive Offices) (Zip Code)

(Registrant’s telephone number, including area code): (240) 744-1150
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DRH	New York Stock Exchange
8.250% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	DRH Pr A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01    Entry into a Material Definitive Agreement.

On January 20, 2021, DiamondRock Hospitality Company (the “Company”), as parent guarantor, DiamondRock Hospitality Limited Partnership, as borrower, and certain subsidiaries of the Company, as guarantors, entered into a Third Amendment (the “Third Amendment”) to the Fifth Amended and Restated Credit Agreement dated as of July 25, 2019, with Wells Fargo Bank, National Association, as administrative agent, and certain other lenders named therein (the “Credit Agreement”, and as amended by the First Amendment, dated as of June 9, 2020, the Second Amendment, dated as of August 14, 2020, and the Third Amendment, the “Amended Credit Agreement”).

The Third Amendment extends the existing waiver of the quarterly-tested financial covenants through December 31, 2021, unless the Company elects to terminate the waiver on an earlier date (the “Covenant Relief Period”).

Following the end of the Covenant Relief Period, the Third Amendment modifies certain financial covenants until April 1, 2023, unless the Company elects to terminate the period on an earlier date (the “Ratio Adjustment Period”), as follows:

•Maximum Leverage Ratio is increased from 60% to 65%;
•Unencumbered Leverage Ratio is increased from 60% to 65%; and
•Unencumbered Implied Debt Service Coverage Ratio may not be less than 1.00 to 1.00.

During the Covenant Relief Period and until the date the Company has demonstrated compliance with the financial covenants for the fiscal quarter following the end of the Covenant Relief Period (the “Restriction Period”), (i) the net cash proceeds of certain issuances of debt and equity and certain asset dispositions will, subject to exceptions set forth in the Amended Credit Agreement, be applied as a mandatory prepayment of the loans outstanding under the Amended Credit Agreement and (ii) the Company and its subsidiaries will have limited ability to incur additional indebtedness, pay dividends on common stock (except to the extent required to maintain REIT status), repurchase shares, make prepayments of other indebtedness, make capital expenditures, conduct asset dispositions or transfers and make investments, in each case subject to exceptions set forth in the Amended Credit Agreement. Additionally, during the Covenant Relief Period and the Ratio Adjustment Period, the Company and its subsidiaries must maintain minimum liquidity of $125.0 million. Notwithstanding the foregoing, (x) the Company may continue to pay dividends on preferred stock up to $25 million annually and (y) during the Restriction Period, acquisitions of encumbered hotels are permitted, subject to a $100 million aggregate limitation, and acquisitions of unencumbered hotels are permitted, so long as a partial repayment of the outstanding balance on the revolving credit facility is made or such acquisition is funded with junior capital.

During the Covenant Relief Period and until the Company is in compliance with the original financial covenants under the Credit Agreement prior to any amendments thereto, the applicable interest rate on amounts outstanding under the Amended Credit Agreement will be calculated as follows: (i) for all revolving loans outstanding, LIBOR plus a margin of 2.55% per annum, and (ii) for all term loans outstanding, LIBOR plus a margin of 2.40% per annum. The floor of 0.25% to the LIBOR interest rate calculation remains in place.

As of January 20, 2021, $55.0 million of borrowings were outstanding under the revolving credit facility and $350.0 million of term loans were outstanding under the Amended Credit Agreement.

The foregoing description of the Third Amendment is qualified in its entirety by the full terms and conditions of the Third Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03    Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

The information set forth under Item 1.01 of this Current Report hereby incorporated by reference into this Item 2.03.

Item 7.01    Regulation FD Disclosure.

A copy of the press release issued by the Company on January 25, 2021 to announce the Amended Credit Agreement as discussed above is furnished as Exhibit 99.1 to this Current Report.

The information furnished pursuant to this Current Report, including Exhibit 99.1, shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01    Other Events.

On January 20, 2021, the Company entered into a Fourth Amendment to the Term Loan Agreement dated as of October 18, 2018, which provides for a $50 million unsecured term loan due in October 2023, to conform to the terms being amended in the Amended Credit Agreement, as further described in Item 1.01.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are included with this report:
Exhibit No. Description
10.1                Third Amendment to Fifth Amended and Restated Credit Agreement
99.1                Press Release, dated January 25, 2021
104                Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Dated: January 25, 2021	By:	/s/ Briony R. Quinn
Briony R. Quinn
Senior Vice President and Treasurer